UPS, Teamsters Reach Agreement on New Six-Year Contract

WASHINGTON, D.C., July 16, 2002 — UPS (NYSE:UPS) today announced the company and the International Brotherhood of Teamsters have reached agreement on a new six-year contract to replace the pact that expires July 31.

The contract, which covers roughly 230,000 UPS employees in the United States, now will be presented to the union-represented workers for ratification. Company and Teamster leaders are recommending a “yes” vote.

“This agreement is good for our customers, good for employees and good for our company,” said UPS Chairman and CEO Mike Eskew. “It rewards our people for their hard work. It ensures our ability to continue providing the greatest value to our customers. And it enables UPS to remain strong in a very competitive industry, with the added stability of a six-year contract.

“I want to convey our gratitude to our 1.8 million customers who trusted us to get this done. We truly appreciate their loyalty and confidence.

“I also want to thank all the thousands of dedicated UPS’ers worldwide who continued to give our customers the quality, reliable service for which we are known,” Eskew concluded. “There is no doubt about it, UPS people are the best in the business. We can now move forward to aggressively grow the business.”

The agreement includes a wage increase of 22% over the six-year term. Health and welfare and pension funding contributions also were improved. In the coming weeks, UPS employees will receive complete details on the contract from union officials.

UPS and the Teamsters begin negotiations with an initial exchange of proposals in January. The company and union held regularly scheduled negotiating sessions over the subsequent six months, culminating in the agreement announced today.

UPS is the world’s largest global transportation company, offering the most extensive range of e-commerce and supply chain solutions for the movement of goods, information and funds. Headquartered in Atlanta, Ga., UPS serves more than 200 countries and territories worldwide. UPS stock trades on the New York Stock Exchange (UPS) and the company can be found on the Web at www.ups.com.

Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company's strategic directions, prospects and future results. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, our competitive environment, long-term regulatory, economic and other effects from the events of September 11, 2001, strikes, work stoppages and slowdowns, governmental regulation, increases in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company's filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.